Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Dow Jones Industrial Average®, and the Nasdaq-100® Index due January 5, 2026

Term Sheet to Preliminary Pricing Supplement dated November 29, 2022

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The lowest performing of the Russell 2000® Index (Bloomberg ticker symbol “RTY”), the Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU”), and the Nasdaq-100® Index (Bloomberg ticker symbol “NDX”) (each an “Index” and collectively the “Indices”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	December 29, 2022
Issue Date*	January 4, 2023
Stated Maturity Date*	January 5, 2026
Automatic Call	If the Closing Level of the Lowest Performing Index on any Call Observation Date (including the Final Calculation Day) is greater than or equal to its Starting Level, the securities will be automatically called for the face amount plus the Call Premium applicable to that Call Observation Date.
Call Observation Dates and Call Premiums	Call Observation Dates*	Call Premiums**
	January 4, 2024	at least 14.50% of the face amount
	January 6, 2025	at least 29.00% of the face amount
	December 26, 2025 (the “Final Calculation Day”)	at least 43.50% of the face amount
** to be determined on the Pricing Date.
Call Payment Date	Five business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Payment at Maturity (per security)

•    if the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Starting Level but greater than or equal to its Threshold Level: $1,000; or

•    if the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Threshold Level:

$1,000 × Performance Factor of the Lowest Performing Index on the Final Calculation Day

Starting Level	With respect to each Index, its Closing Level on the Pricing Date
Ending Level	With respect to each Index, its Closing Level on the Final Calculation Day
Threshold Level	With respect to each Index, 60% of its Starting Level
Lowest Performing Index	With respect to any Call Observation Date, the Index with the lowest Performance Factor on that day.
Performance Factor	With respect to an Index on any Call Observation Date, its Closing Level on such day divided by its Starting Level (expressed as a percentage)
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.75%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.15% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XDV6 / US13607XDV64
Material Tax Consequences	See the preliminary pricing supplement

*Subject to change

Hypothetical Payout Profile***

***assumes a Call Premium equal to the lowest possible Call Premium that will be determined on the Pricing Date.

If the securities are not automatically called and the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Lowest Performing Index on the Final Calculation Day and lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Lowest Performing Index on the applicable Call Observation Date significantly exceeds its Starting Level. You will not participate in any appreciation of any Index beyond the applicable Call Premium.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $913.80 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465922122803/tm2229272d78_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying preliminary pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 40%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	The Potential Return On The Securities Is Limited To The Call Premium.
•	You Will Be Subject To Reinvestment Risk.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Call Observation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	No Periodic Interest Will Be Paid On The Securities.
•	A Call Payment Date Or The Stated Maturity Date Will Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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